Exhibit (a)(5)(vi)

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News Release

August 20, 2004

                      TELUS extends offers for Microcell

Vancouver, B.C. - TELUS Corporation (TSX: T, T.A; NYSE: TU) today announced that it had extended its all-cash offers to purchase all of the issued and outstanding publicly traded shares (TSX: MT.A, MT.B) and warrants (TSX:
MT.WT.A, MT.WT.B) of Microcell Telecommunications Inc. The offers, as extended, will be open for acceptance until 9 p.m., Toronto time, on September 20, 2004, unless further extended or withdrawn. The offers were previously scheduled to expire at 9 p.m., Toronto time, on August 20, 2004. A Notice of Extension will be mailed to the security holders of Microcell as soon as is practicable.

Robert McFarlane, Executive Vice President and Chief Financial Officer of TELUS commented that "we were quite disappointed with Microcell's recently released second quarter results. In particular, we were disappointed by the lack of subscriber growth and that future guidance for capital expenditures has been significantly increased, including a $100 million, or 57%, increase in guidance for 2004 capital expenditures as compared to previous public guidance from Microcell. Amongst other considerations, such higher capital expenditures amount to over $2 per Microcell share and if incurred would significantly reduce the available cash position of Microcell that we would obtain if our offers are accepted. The value implication of these results and updated guidance of Microcell underline that our offers provide full and fair value to the Microcell security holders."

As of the close of business on August 20, 2004, 682 class A restricted voting shares, 15,924 class B non-voting shares, 77,574 Warrants 2005 and 60,766 Warrants 2008 of Microcell had been deposited to the offers and not withdrawn from the offers.

About the Offers

TELUS has retained RBC Capital Markets to act as its financial advisor in connection with the offers. RBC Dominion Securities Inc. and RBC Capital Markets Corporation are acting in Canada and the United States, respectively, as dealer managers in connection with the offers. Questions and requests for assistance may be directed to RBC Dominion Securities Inc. in Canada (416-842-7519 or toll free at 1-888-720-1216), to RBC Capital Markets Corporation in the United States (415-633-8513 or toll free at 1-888-720-1216) or to the Depositary for the Offers, Computershare Trust Company of Canada (toll free at 1-866-982-8786). Additional copies of the Offers to Purchase and Circular dated May 17, 2004, the accompanying Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery, the Notice of Extension and Variation dated June 22, 2004, and the Notice of Extension dated July 22, 2004, may be obtained without charge on request from the Dealer Managers or the Depositary.

About TELUS

TELUS is Canada's second largest telecommunications company with more than Cdn$7 billion of annual revenue, more than 4.8 million network access lines and more than 3.5 million wireless subscribers. The company provides subscribers across Canada with a full range of telecommunications products and services utilizing next-generation Internet-based technologies, including data and voice services through TELUS Communications Inc. and wireless services through TELUS Mobility.

This press release may contain forward-looking statements. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These risk factors relative to this bid, include: realization of tax and other synergies, including reduced network expenses and subscriber churn rates, success in migrating subscribers and integrating certain systems and processes, and achieving long-term leverage targets, as well as other risk factors listed from time to time in TELUS' reports, comprehensive public disclosure documents including the Annual Information Form, and in other filings with securities commissions in Canada (on SEDAR at www.sedar.com) and the United States (on EDGAR at www.sec.gov).

THIS PRESS RELEASE IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES AND WARRANTS OF MICROCELL. THE SOLICITATION AND THE OFFERS TO PURCHASE MICROCELL SHARES AND WARRANTS ARE ONLY BEING MADE PURSUANT TO THE OFFERS TO PURCHASE AND CIRCULAR DATED MAY 17, 2004, AS VARIED, AND RELATED OFFER MATERIALS THAT TELUS HAS FILED WITH CANADIAN SECURITIES REGULATORY AUTHORITIES AND THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH DOCUMENTS CAREFULLY BECAUSE THEY INCLUDE IMPORTANT INFORMATION INCLUDING THE TERMS AND CONDITIONS OF THE OFFERS. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY TELUS WITH THE SEC AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM TELUS INVESTOR RELATIONS.

                                     -30-

Investor Relations contacts                              Media contacts
Robert Mitchell                                          Nick Culo
416-279-3219                                             780-493-7236
robert.mitchell2@telus.com                               nick.culo@telus.com

                                                         Mark Langton
                                                         416-684-3454
                                                         mark.langton@telus.com